UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 5, 2004

Boston Private Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ten Post Office Square, Boston, Massachusetts	02109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(617) 912-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant

Item 3.02 Unregistered Sales of Equity Securities

On October 5, 2004, Boston Private Financial Holdings, Inc. (the “Company”) and Boston Private Capital Trust I, a Delaware statutory trust (the “Trust”), entered into a Purchase Agreement for the sale of $75 million of convertible trust preferred securities to be issued by the Trust and guaranteed by the Company on a subordinated basis. The convertible trust preferred securities will have a distribution rate of 4.875%.

Each of the convertible trust preferred securities represents an undivided beneficial interest in the assets of the Trust. The Company will own all of the Trust’s common securities. The Trust’s only assets will be the junior subordinated convertible debentures issued to it by the Company on substantially the same payment terms as the convertible trust preferred securities.

The initial conversion ratio is 1.5151 shares of the Company’s common stock, $1.00 par value (the “Common Stock”) for each trust preferred security, subject to adjustment. Assuming all $75 million liquidation amount of convertible trust preferred securities are converted, the Company would issue approximately 2,272,650 shares of Common Stock, representing approximately 7.6% of the Common Stock outstanding as of October 5, 2004, after giving effect to the conversion.

The Company also granted the initial purchasers an option to purchase up to an additional $30 million of convertible trust preferred securities.

The transactions contemplated by the Purchase Agreement closed on October 12, 2004.

Item 8.01 Other Events

On October 1, 2004, the Company completed the acquisition of Encino State Bank (“Encino”), a $181 million asset commercial bank located in Southern California. The transaction is valued at $33.1 million, with the purchase price paid 100% in cash. Stockholders of Encino will receive $25.25 in cash per each share of stock outstanding.

On October 4, 2004, the Company announced it had signed a definitive agreement to acquire an 81% interest in the business of KLS Professional Advisors Group, Inc. Located in New York City, KLS is a wealth management firm with approximately $2.7 billion of client assets under supervision. The firm specializes in investment management, insurance, retirement planning, estate planning and income tax planning services. The transaction’s initial purchase price is expected to be approximately $30 million, with approximately 90% payable in cash, and the remaining paid in Boston Private common stock. The transaction is expected to close in the fourth quarter of 2004, and is subject to several conditions, including federal and state regulatory approvals. The Company has agreed to acquire the remaining 19% of KLS within the next five years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

	By:	/s/ Walter M. Pressey
	Name:	Walter M. Pressey
	Title	President and Chief Financial Officer
Date: October 12, 2004